Exhibit 2.3
EXECUTION COPY
PURCHASE AND SALE AGREEMENT
by and between
BRI-MARSH, L.L.C.
and
MISSISSIPPI HUB ACQUISITION COMPANY, LLC
Dated as of October 31, 2007

i

ii

EXHIBITS AND SCHEDULES

Annex A	Purchase Price

Exhibit A	Title Commitments

Schedule 1.1	Real Property
Schedule 1.2(a)	Seller Knowledge Parties
Schedule 1.2(b)	Buyer Knowledge Parties
Schedule 3.3	Seller Approvals
Schedule 3.5(a)	Liens
Schedule 3.5(d)	Real Property
Schedule 3.6	Contracts
Schedule 3.7	Litigation
Schedule 4.3	Buyer Approvals
Schedule 5.1	Conduct of Business

iii

PURCHASE AND SALE AGREEMENT
          THIS PURCHASE AND SALE AGREEMENT, dated as of October 31, 2007 (this “Agreement”), is entered into by and between BRI-Marsh, L.L.C., a Louisiana limited liability company (“Seller”), and Mississippi Hub Acquisition Company, LLC, a Delaware limited liability company (“Buyer”).
RECITALS
          WHEREAS, Seller owns approximately 208.50 gross acres (172.12 net acres) of real property and surface, subsurface and mineral rights appurtenant thereto located in Simpson County, State of Mississippi, together with certain rights and easements appurtenant thereto, all as more specifically described on Schedule 1.1 (the “Real Property”);
          WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Real Property; and
          WHEREAS, in connection with the transactions contemplated hereunder, Buyer has agreed to purchase one-hundred percent (100%) of the issued and outstanding membership interests in Mississippi Hub, LLC, a Mississippi limited liability company (“MS Hub”), pursuant to a membership interest purchase agreement, dated as of the date hereof (the “MS Hub MIPA”).
          NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION
          Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:
          “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise. For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.
          “Agreement” has the meaning provided such term in the preamble to this Agreement.
          “BRI-Marsh PSA Losses” means all liabilities, losses (including Tax losses), damages, fines, penalties, judgments, settlements, awards, costs and expenses

(including reasonable fees and expenses of counsel, consultants, experts and other professional fees); provided that BRI-Marsh PSA Losses shall not include any special, punitive, exemplary, incidental, consequential or indirect damages or lost profits, other than any such damages to the extent asserted by or awarded, paid or payable to, a third party.
          “Business Day” means any day that is not a Saturday, Sunday or legal holiday in Houston, Texas or New York, New York or a federal holiday in the United States.
          “Buyer” has the meaning provided such term in the preamble to this Agreement.
          “Buyer Approvals” has the meaning provided such term in Section 4.3.
          “Buyer Indemnified Parties” has the meaning provided such term in Section 7.2(a).
          “Claim Notice” has the meaning provided such term in Section 7.3(a).
          “Closing” has the meaning provided such term in Section 2.4(a).
          “Closing Date” has the meaning provided such term in Section 2.4(a).
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Confidentiality Agreement” means (a) that certain letter agreement, dated June 13, 2007, between EnergySouth Midstream, Inc. and MS Hub and (b) that certain letter agreement, dated September 12, 2007, between Drawbridge Special Opportunities Advisors LLC and the MS Hub.
          “Confidential Information” has the meaning provided such term in Section 5.5(b).
          “Contract” means any note, bond, mortgage, indenture, agreement, lease, sublease, license or contract to which a Person is a party or by which a Person or its assets or properties are bound, but excluding Permits.
          “CPR” has the meaning provided such term in Section 9.3.
          “Deductible” has the meaning provided such term in Section 7.4(b).
          “Disclosure Schedule” has the meaning provided such term in the preamble to Article III.
          “Dollars” and “$” mean the lawful currency of the United States.
          “End Date” has the meaning provided such term in Section 8.1(d).

          “Environmental Claim” means any Litigation alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) related to Environmental Laws.
          “Environmental Laws” means all Laws relating to pollution, natural resources, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health, including Laws relating to Releases or threatened Releases of any Hazardous Substance, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Substance including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (33 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 7401 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.) and the regulations promulgated pursuant thereto, and any such applicable state or local statutes, and the regulations promulgated pursuant thereto.
          “GAAP” means generally accepted accounting principles in the United States, consistently applied.
          “Gas Handling Site” means the property depicted as the “Gas Handling Site” on Schedule 1.1.
          “Governmental Authority” means any federal, state, local or foreign government or any subdivision, agency, instrumentality, authority, department, commission, board or bureau thereof or any federal, state, local or foreign court or tribunal or any domestic or foreign arbitrator.
          “Hazardous Substance” means any pollutant or contaminant or substance listed, defined or classified as hazardous, toxic, radioactive or any term of similar import pursuant to any applicable Environmental Law, including petroleum and any derivative or by-product thereof.
          “Indemnified Party” has the meaning provided such term in Section 7.3(a).
          “Indemnifying Party” has the meaning provided such term in Section 7.3(a).
          “Knowledge” or “Known” means, with respect to Seller, the actual knowledge of Theo B. Bean, Jr., including those matters known to him after due inquiry of the individuals set forth on Schedule 1.2(a), and, with respect to Buyer, the actual knowledge of each of the individuals set forth on Schedule 1.2(b), after due inquiry.

          “Law” means any applicable statute, writ, law, common law, rule, regulation, ordinance, order, judgment, injunction, award, determination or decree of a Governmental Authority, in each case as in effect on and as interpreted on the date of this Agreement or on and as of the Closing Date, as applicable, unless the context otherwise clearly requires a different date, in which case on such date.
          “Lien” means any charge, pledge, option, mortgage, deed of trust, restriction, easement, tenancy, hypothecation, security interest, royalty or similar right, warrant, purchase right, including any right of first offer or right of first refusal, lease, license or other encumbrance.
          “Litigation” means any investigation or inquiry, action, claim, suit, proceeding, audit, citation, summons, subpoena of any nature, civil, criminal or regulatory, in Law or in equity, by or before any Governmental Authority.
          “Material Adverse Effect” means any change, development, event, effect, condition or occurrence, either individually or in the aggregate, that (a) is materially adverse to the condition, ownership or development of the Real Property or (b) prevents or materially impedes or delays the ability of Seller to perform its obligations under this Agreement, including its obligation to complete the transactions contemplated herein; provided, however, that any change, development, event, effect, condition or occurrence to the extent attributable to or resulting or arising from any of the following shall not constitute a Material Adverse Effect: (i) any business, financial or economic change generally affecting the economic conditions in the industries or markets in which Seller operates, (ii) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack occurring prior to, on or after the date of this Agreement; provided that none of the conditions or events described in this clause (ii) results, individually or in the aggregate, in the destruction or loss of use of any material portion of the Real Property, (iii) proposed or adopted legislation or any other proposal or enactment by any Governmental Authority; provided that none of the changes, developments, events, effects, conditions or occurrences described in the foregoing clauses (i) through (iii) has a materially disproportionate effect on Seller with respect to the Real Property (relative to other owners of similar real property) or (iv) changes in Tax or accounting requirements or principles or the interpretation thereof (other than any such change that is targeted specifically and solely to Seller or any of its Affiliates with respect to the Real Property). Any determination as to whether any change, development, event, effect, condition or occurrence is or has a Material Adverse Effect shall be made only after taking into account all benefits and costs of such change, development, event, effect, condition or occurrence.
          “MS Hub” has the meaning provided such term in the recitals to this Agreement.
          “MS Hub MIPA” has the meaning provided such term in the recitals to this Agreement.

          “MS Hub MIPA Escrow Agent” has the meaning provided such term in the MS Hub MIPA.
          “MS Hub MIPA Escrow Agreement” has the meaning provided such term in the MS Hub MIPA.
          “MS Hub MIPA Escrow Fund” has the meaning provided such term in the MS Hub MIPA.
          “MS Hub MIPA Losses” has the meaning provided such term in the MS Hub MIPA.
          “MS Hub Real Property” has the meaning provided such term in Section 3.5(d).
          “Northern Site” means the property depicted as the “Northern Site” on Schedule 1.1.
          “Organizational Documents” means any charter, certificate of incorporation, articles of association, limited liability company agreement, partnership agreement, membership agreement, bylaws, operating agreement or similar formation or governing documents and instruments.
          “Parties” means Seller and Buyer.
          “Permits” means all authorizations, licenses, identification numbers, permits, certificates, orders, consents, approvals and registrations required under Law.
          “Permitted Liens” means (a) Liens for Taxes, impositions, assessments, fees, rents or other governmental charges levied or assessed or imposed (i) not yet due and payable as of the Closing Date or (ii) being contested in good faith by appropriate proceedings for which (in the case of this clause (ii)) adequate reserves have been established to the extent required by GAAP, (b) statutory Liens (including materialmen’s, warehousemen’s, mechanic’s, repairmen’s, landlord’s, and other similar Liens) arising in the ordinary course of business securing payments (i) not yet delinquent or (ii) being contested in good faith by appropriate proceedings for which (in the case of this clause (ii)) adequate reserves have been established to the extent required by GAAP, (c) restrictive covenants, easements, rights-of-way, including utility rights of way, servitudes and similar burdens and defects, imperfections or irregularities of title that do not, individually or in the aggregate, materially interfere with the current use of the Real Property, (d) purchase money Liens arising in the ordinary course of business and (e) Liens created by Buyer, or its successors and assigns.
          “Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

          “Post-Closing Tax Period” has the meaning provided such term in Section 2.3.
          “Pre-Closing Tax Period” has the meaning provided such term in Section 2.3.
          “Purchase Price” has the meaning provided such term in Section 2.2.
          “Real Property” has the meaning provided such term in the recitals to this Agreement.
          “Records” means all land, title, engineering, regulatory, compliance and other data, files, documents, instruments, environmental, journals, reports, abstracts, surveys, maps, books, studies and other records of Seller arising out of or relating to the Real Property; provided that Seller shall be entitled to redact any information which is material to Seller’s other properties or businesses and unrelated to the Real Property or privileged information to the extent relating exclusively to Seller’s other properties or businesses unless required to be disclosed by Law.
          “Release” means any spilling, emitting, leaking, pumping, pouring, emptying, injecting, escaping, dumping, disposing, discharging, or leaching into the environment, or into or out of any property.
          “Representatives” means, as to any Person, its officers, directors, employees, agents, counsel, accountants, financial advisers, consultants and lenders and their respective counsel, advisers and consultants.
          “Seller” has the meaning provided such term in the preamble to this Agreement.
          “Seller Approvals” has the meaning provided such term in Section 3.3.
          “Seller Indemnified Parties” has the meaning provided such term in Section 7.2(b).
          “Southern Site” means the property depicted as the “Southern Site” on Schedule 1.1.
          “Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.
          “Tax Benefit” means, with respect to a BRI-Marsh PSA Loss, an amount equal to the product of (A) the amount of such BRI-Marsh PSA Loss, or portion thereof, that may be claimed as a deduction for Federal income tax purposes by the Indemnified Party and (B) forty percent (40%).
          “Tax Return” means any report, return, election, declaration or other filing required to be filed with any Tax Authority, including any amendments thereto.

          “Taxes” means any taxes and similar government charges (including real property), together with any interest thereon, penalties and additions to tax with respect thereto, imposed by a Governmental Authority.
          “Third-Party Claim” has the meaning provided such term in Section 7.3(a).
          “Title Commitments” has the meaning provided such term in Section 5.7.
          “Title Policies” means one or more policies to be paid entirely by Buyer issued in the name of Buyer or its designated Affiliate to insure at the Closing Buyer’s fee title to all surface rights to those parcels of Real Property and appurtenant rights thereto set forth on Schedule 1.1, pursuant to and subject to the terms, conditions and exclusions of a 2006 ALTA Owner Policy of Title Insurance with such endorsements as Buyer shall reasonably require, including endorsements ensuring (a) in the case of Tract 1A, that such parcel constitutes a single tract, (b) in the case of Tract 1B, that such parcel constitutes a single tract, (c) in the case of Tract 1C, that such parcel constitutes a single tract, (d) subject to confirmation by survey in the case of Tract 2, that such parcel constitutes a single tract, (e) subject to confirmation by survey in the case of Tract 3, that such parcel constitutes a single tract, (f) that the boundary common with the Gas Handling Site of each of Tract 1B, Tract 1C, Tract 2 and Tract 3 is contiguous with the Gas Handling Site, and (g) that each of Tract 2 and Tract 3 has access to a public road, as issued by Mississippi Valley Title Insurance Company/Old Republic National Title Insurance Company (the “Title Company”), in accordance with the terms set forth in the Title Commitments.
          “Tract 1A” means the property depicted as the “Tract 1A” on Schedule 1.1.
          “Tract 1B” means the property depicted as the “Tract 1B” on Schedule 1.1.
          “Tract 1C” means the property depicted as the “Tract 1C” on Schedule 1.1.
          “Tract 2” means the property depicted as the “Tract 2” on Schedule 1.1.
          “Tract 3” means the property depicted as the “Tract 3” on Schedule 1.1.
          “Transfer Taxes” means all sales (including bulk sales), use, transfer, recording, ad valorem, privilege, documentary, gains, gross receipts, registration, conveyance, excise, license, stamp, duties or similar Taxes and fees.
          “Transfer Tax Payor” means the party which has primary legal responsibility for the payment of any particular Transfer Tax.

          “Treasury Regulations” means the regulations, including temporary regulations, promulgated under the Code, as the same may be amended hereafter from time to time (including corresponding provisions of succeeding regulations).
          Section 1.2 Rules of Construction.
          (a) All article, section, schedule and exhibit references used in this Agreement are to articles, sections, schedules and exhibits to this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.
          (b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. The phrase “the date of this Agreement,” “date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to October 31, 2007.
          (c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.
          (d) The Parties acknowledge that each Party and its attorney has reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.
          (e) The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.
          (f) All references to currency herein shall be to, and all payments required hereunder shall be paid in, Dollars.
          (g) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
          (h) With respect to Seller, the term “ordinary course” shall be deemed to mean and be limited to action or inaction reasonably expected of a Person engaged in the ownership of real estate.

ARTICLE II
PURCHASE AND SALE; CLOSING
          Section 2.1 Purchase and Sale of Real Property. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase, assume and acquire from Seller, all of Seller’s right, title and interests in and to the Real Property, free and clear of any Liens other than Permitted Liens.
          Section 2.2 Purchase Price. Subject to the terms and conditions of this Agreement, and in consideration of the transactions described in this Agreement, the aggregate purchase price for the BRI Marsh Real Property, together with the purchase price for the Membership Interests (as defined in the MS Hub MIPA) pursuant to the MS Hub MIPA, shall be One Hundred and Forty Million Dollars ($140,000,000) plus the Estimated Interim Investment Amount (as defined in the MS Hub MIPA), subject to adjustment following the Closing as provided in Section 2.4 of the MS Hub MIPA. The amount set forth on Annex A as the “BRI-Marsh Allocation Amount” shall be referred to herein as the “Purchase Price”.
          Section 2.3 Taxes. All real property Taxes levied with respect to the Real Property for a taxable period that includes (but does not end on) the Closing Date shall be apportioned between Buyer and Seller as of the Closing Date based on the number of days of such taxable period included in the period prior to and ending with and including the Closing Date (with respect to any such taxable period, the “Pre-Closing Tax Period”), and the number of days of such taxable period beginning with, but excluding, and continuing after the Closing Date (with respect to any such taxable period, the “Post-Closing Tax Period”). Seller shall be liable for the proportionate amount of such real property Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such real property Taxes that is attributable to the Post-Closing Tax Period. Notwithstanding the foregoing, if the amount of accrued real property Taxes with respect to the Real Property for the Pre-Closing Tax Period is not known at the time of the Closing, the foregoing apportionment shall be based upon the most current actual tax bill, and promptly after such time in which the bill evidencing the actual amount of the accrued real property Taxes with respect to the Real Property is issued (but in no event later than 30 days after the issuance of such bills), there shall be a cash adjustment between the Parties to this Agreement with the appropriate reimbursements. The provisions of this Section 2.3 shall survive the Closing.
          Section 2.4 The Closing.
          (a) Unless the Parties agree otherwise in writing and subject to the conditions stated in this Agreement (other than conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 1000 Louisiana,

Houston, Texas, 77002, on the date of the closing of the transactions contemplated by the MS Hub MIPA (the “Closing Date”).
          (b) At the Closing, Seller will deliver the following documents and deliverables to Buyer:
     (i) a certificate that, as of the Closing Date, Seller is not a foreign Person within the meaning of Section 1445 of the Code, and the Treasury Regulations thereunder, such certificate to be substantially in the form described in Treasury Regulations Section 1.1445-2(b)(2)(iv)(B) as applicable;
     (ii) special warranty deeds in compliance with all statutory recording requirements, duly executed by Seller, conveying to Buyer the Real Property with no warranty of title other than by, through, and under Seller; and
     (iii) all other documents and instruments required to be delivered by Seller on or prior to the Closing Date pursuant to Section 6.2.
          (c) At the Closing, Buyer will deliver the following documents and deliverables:
     (i) to Seller, an amount equal to the Purchase Price by wire transfer of immediately available funds to an account or accounts specified by Seller in writing no less than three (3) Business Days prior to the Closing Date;
     (ii) to Seller, all other documents and instruments required to be delivered by Buyer on or prior to the Closing Date pursuant to Section 6.1.
ARTICLE III
REPRESENTATIONS AND WARRANTIES RELATING TO
SELLER
          Except as otherwise disclosed to Buyer in the schedule delivered to Buyer by Seller prior to the execution of this Agreement (the “Disclosure Schedule”) (each numbered Schedule of which qualifies only the correspondingly numbered representation, warranty or covenant to the extent specified therein and such other representations, warranties or covenants to the extent a matter in such numbered Schedule is disclosed in such a way as to make its relevance to such other representation, warranty or covenant reasonably apparent), Seller hereby represents and warrants to Buyer as follows:
          Section 3.1 Organization of Seller; Authority.
          (a) Seller is duly organized, validly existing and in good standing under the Laws of the State of Louisiana and has the requisite limited liability company authority and power to own, sell or lease the Real Property.

          (b) Seller is duly qualified or licensed to do business and is in good standing in Mississippi and Louisiana.
          Section 3.2 Authorization; Enforceability. Seller has all requisite power and authority to execute and deliver this Agreement and to perform all obligations contemplated to be performed by it hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all requisite action on the part of Seller, and no additional authorization on the part of Seller is necessary in connection with the execution, delivery and performance by Seller of this Agreement. This Agreement has been duly and validly executed and delivered by Seller, and assuming this Agreement constitutes a legal, valid and binding obligation of Buyer, this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
          Section 3.3 No Conflict. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby by Seller, assuming all required filings, consents, approvals, registrations, declarations, orders, authorizations and notices set forth on Schedule 3.3 (collectively, the “Seller Approvals”) have been made, given or obtained, do not and shall not:
          (a) violate, conflict with or result in the breach of any Organizational Document of Seller;
          (b) violate or conflict with, in any material respect, any Law applicable to Seller; or
          (c) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination, cancellation or amendment under, accelerate the performance required by, or result in the creation of any Lien other than a Permitted Lien upon any of the Real Property under any Contract to which Seller is a party or by which any of the Real Property may be bound; except in the case of this clause (c), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          Section 3.4 Consents and Approvals. No material filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any Governmental Authority or any other Person is required in connection with the execution, delivery and performance of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby, except for (i) the Seller Approvals and (ii) such consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          Section 3.5 Real Property.
          (a) Schedule 1.1 sets forth the address or other description of each parcel of Real Property. With respect to each parcel of Real Property: (i) Seller has good and marketable indefeasible fee simple title to all surface, subsurface and mineral rights appurtenant to the Real Property, free and clear of all Liens, except for the Permitted Liens, including those Liens set forth in Schedule 3.5(a) or Schedule 1.1; (ii) there are no outstanding options, rights of first offer, rights of reverter or rights of first refusal to purchase such Real Property or any portion thereof or interest therein; (iii) Seller is not a party to any agreement or option to purchase any real property or interest therein and (iv) Seller has the right to use all of the Real Property in the manner in which it is currently using the Real Property.
          (b) Schedule 1.1 sets forth all rights-of-way related to the Real Property as of the date of this Agreement.
          (c) The present use of the land, buildings, structures and improvements owned by Seller on the Real Property and rights of way is in conformity with all applicable Laws, rules, regulations and ordinances, including all applicable zoning Laws, ordinances and regulations and with all registered deed or other restrictions of record, except for such non-conformance as would not, individually or in the aggregate, have a Material Adverse Effect.
          (d) Schedule 1.1 accurately depicts the Real Property. With respect to the Real Property, each of Tract 2, Tract 1A, Tract 1B, Tract 1C and Tract 3 is a separate parcel whole unto itself with boundaries described on Schedule 1.1, and each of Tract 2 and Tract 3 has direct access to public roads. In addition, the Gas Handling Site, the Northern Site and the Southern Site constitute the parcels owned by MS Hub (the “MS Hub Real Property”). With respect to the Real Property and the MS Hub Real Property, the Gas Handling Site is contiguous to each of Tract 3, Tract 1B, Tract 1C and Tract 2, such that the six parcels depicted on Schedule 1.1 as the Gas Handling Site, Tract 3, Tract 1A, Tract 1B, Tract 1C and Tract 2 constitute a single, contiguous tract.
          Section 3.6 Contracts. Schedule 3.6 sets forth each material Contract or commitment to which Seller is a party with respect to the Real Property.
          Section 3.7 Litigation. There is no Litigation pending or, to the Knowledge of Seller, threatened by any Person against Seller or any of its Affiliates affecting all or any part of the Real Property, and there is no order or unsatisfied judgment from any Governmental Authority binding upon or affecting Seller or any of its Affiliates or any of their respective properties or assets affecting all or any part of the Real Property.
          Section 3.8 Environmental Matters.
          (a) (i) Seller is in compliance in all material respects with all Environmental Laws, (ii) Seller has not received any written communication, whether from a Governmental Authority, citizens group or any other Person, alleging that Seller is not in such compliance that has not been resolved, and (iii) there are no present or past actions, activities, circumstances, conditions, events or incidents that are likely to materially prevent or interfere with such compliance in the future.
          (b) There are no Environmental Claims or other actions under Environmental Laws before any Governmental Authority pending or, to the Knowledge of Seller, threatened by any Person against Seller or with respect to the Real Property that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and there is no order to or unsatisfied judgment against Seller or the Real Property from any Governmental Authority relating to Environmental Laws that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (c) There has been no Release or threatened Release of any Hazardous Substance at, on, under or from the Real Property or any other location that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          Section 3.9 Taxes. (a) All material Taxes that are required to be paid with respect to each parcel of the Real Property under applicable requirements have been paid, (b) there are no Tax Liens on any parcel of Real Property, other than Liens for Real Property Taxes not yet delinquent, and (c) there is no claim pending (including reassessments) by any Tax Authority in connection with any material Tax with respect to any parcel of Real Property.
          Section 3.10 Legal Compliance. Except for Environmental Laws, which are addressed in Section 3.8 and Taxes, which are addressed in Section 3.9, Seller is in compliance, in all material respects, with all applicable Laws with respect to the ownership, use and maintenance of the Real Property.
          Section 3.11 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by either Seller or any of its Affiliates, other than the fees and expenses of Merrill Lynch, Pierce, Fenner & Smith Incorporated, which shall be paid by Seller.
          Section 3.12 No Other Representations or Warranties.
          (a) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IT IS THE EXPLICIT INTENT OF EACH PARTY, AND THE PARTIES HEREBY AGREE, THAT NEITHER SELLER NOR ANY OF ITS RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, USAGE,

SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE REAL PROPERTY OR ANY PART THEREOF. WITHOUT IN ANY WAY LIMITING THE FOREGOING, SELLER MAKES NO REPRESENTATION OR WARRANTY TO BUYER WITH RESPECT TO ANYTHING OTHER THAN THE REAL PROPERTY, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT.
     (b) SELLER TRANSFERS THE REAL PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS,” AND SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE REAL PROPERTY, RISKS AND OTHER INCIDENTS OF THE REAL PROPERTY, EXCEPT FOR THOSE, IF ANY, EXPRESSLY MADE IN THIS AGREEMENT.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES RELATING TO BUYER
          Buyer hereby represents and warrants to Seller as follows:
          Section 4.1 Organization of Buyer; Authority. Buyer is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Buyer is duly qualified or licensed to do business in good standing in every jurisdiction in which such qualification is required, except where the failure to be so duly qualified or licensed would not, in the aggregate, prevent or materially impede or delay the ability of Buyer to perform its obligations under this Agreement, including its obligation to complete the transactions contemplated hereby.
          Section 4.2 Authorization; Enforceability. Buyer has all requisite power and authority to execute and deliver this Agreement and to perform all obligations to be performed by it hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all requisite action on the part of Buyer, and no additional authorization on the part of Buyer is necessary in connection with the execution, delivery and performance by Buyer of this Agreement. This Agreement has been duly and validly executed and delivered by Buyer, and assuming this Agreement constitutes a legal, valid and binding obligation of Seller, this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
          Section 4.3 No Conflict. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby by Buyer, assuming all required filings, consents, approvals, registrations, declarations, orders, authorizations and notices set forth in Schedule 4.3 (collectively, the “Buyer Approvals”) have been made, given or obtained, do not and shall not:
          (a) violate any Organizational Document of Buyer;
          (b) violate or conflict with, in any material respect, any Law applicable to Buyer; or
          (c) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination of, any of the terms, conditions or provisions of any Contract to which Buyer is a party or by which it or its assets or properties may be bound, except in the case of this clause (c), as would not reasonably be expected to, individually or in the aggregate, prevent or materially impede or delay the ability of Buyer to perform its obligations under this Agreement, including its obligation to complete the transactions contemplated herein.
          Section 4.4 Litigation. To the Knowledge of Buyer, there is no Litigation pending or threatened by any Person against Buyer that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer’s ability to perform its obligations under this Agreement, including its obligation to complete the transactions contemplated herein, and there is no order or unsatisfied judgment from any Governmental Authority binding upon Buyer that would reasonably be expected to, individually or in the aggregate, prevent or materially impede or delay the ability of Buyer to perform its obligations under this Agreement, including its obligation to complete the transactions contemplated herein.
          Section 4.5 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Buyer or any of its Affiliates, other than the fees and expenses of Bryant Park Capital, Inc., which shall be paid by an Affiliate of Buyer.
          Section 4.6 Financial Ability. Buyer will have cash on hand or existing and available lines of credit at the Closing to provide, in the aggregate, monies sufficient to fund the consummation of the transactions contemplated by this Agreement and satisfy all other costs and expenses arising in connection therewith. There is no default existing, or which with notice or the passage of time may exist, under the credit or other agreements with respect to such lines of credit, and Buyer has no reason to believe that any of the conditions precedent to the draw-down of such lines of credit will not be satisfied in connection with the consummation of the transactions contemplated hereby.
          Section 4.7 Independent Investigation. Buyer acknowledges and affirms that it and its Affiliates have completed their own independent investigation, analysis and evaluation of the Real Property and Records as they have deemed necessary or appropriate, and that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby Buyer has not relied on anything from

Seller other than the representations, warranties, covenants and agreements of Seller set forth in this Agreement. Buyer hereby acknowledges that all of the documents set forth on the Disclosure Schedule have been delivered or otherwise made available to Buyer or its Affiliates. Buyer acknowledges that Seller has not made any representation or warranty relating to, and Buyer has not relied on any advice or information from Seller in connection with, any Tax matters, in each case, other than the representations and warranties contained in this Agreement.
ARTICLE V
COVENANTS
          Section 5.1 Covenants of Seller. From the date of this Agreement through the Closing, except as set forth in Schedule 5.1, as contemplated by this Agreement or as consented to in advance by Buyer in writing (such consent not to be unreasonably withheld), Seller shall not:
     (i) sell, assign, transfer, lease or otherwise dispose of any Real Property or violate the terms of any document affecting the Real Property;
     (ii) cut or otherwise remove any timber from the Real Property or take any similar actions that would adversely affect the Real Property;
     (iii) mortgage, pledge, hypothecate, grant any security interest in any Real Property, or otherwise subject any Real Property to any other Lien, other than Permitted Liens; or
     (iv) agree, whether in writing or otherwise, to do any of the foregoing.
          Section 5.2 Access; Buyer Indemnification.
          (a) From the date hereof through the Closing, upon the prior request of Buyer, Seller shall afford to Buyer and its authorized Representatives reasonable access, during normal business hours and in such manner as not to unreasonably interfere with normal operation of the business of Seller, to the properties, books, contracts and Records of Seller related to the Real Property. Seller shall furnish such authorized Representatives with all financial data related to the Real Property and other information concerning the Real Property as Buyer and such Representatives may reasonably request; provided that neither Buyer nor its Representatives shall be permitted to collect or analyze any environmental samples (including building materials, indoor and outdoor air, surface and ground water, and surface and subsurface soils) without the prior written consent of Seller. Seller shall have the right to have a Representative present at all times during any such inspections, interviews, and examinations. Notwithstanding the foregoing, Buyer shall have no right of access to, and Seller shall have no obligation to provide to Buyer, information relating to (i) bids received from third parties in connection with the transactions contemplated by this Agreement and information and analysis (including financial analysis) relating to such bids (including all documents, information and correspondence to or from Merrill Lynch, Pierce, Fenner & Smith Incorporated or any of its Affiliates), (ii) any information the disclosure of which would jeopardize any privilege available to either Seller or any of its Affiliates relating to such information or would cause either Seller or any of its Affiliates to breach a confidentiality obligation or (iii) any information the disclosure of which would result in a violation of Law. To the extent reasonably practicable, Seller and Buyer shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of clauses (ii) or (iii) above apply.
          (b) BUYER HEREBY INDEMNIFIES AND SHALL DEFEND AND HOLD SELLER, ITS AFFILIATES, AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, REPRESENTATIVES, CONTRACTORS, SUCCESSORS, AND ASSIGNS HARMLESS FROM AND AGAINST ANY AND ALL OF THE FOLLOWING CLAIMS ARISING FROM BUYER’S INSPECTING AND OBSERVING THE REAL PROPERTY: (I) CLAIMS FOR PERSONAL INJURIES TO OR DEATH OF EMPLOYEES OF BUYER, ITS CONTRACTORS, AGENTS, CONSULTANTS, AND REPRESENTATIVES, AND DAMAGE TO THE PROPERTY OF BUYER OR OTHERS ACTING ON BEHALF OF BUYER; AND (II) CLAIMS FOR PERSONAL INJURIES TO OR DEATH OF EMPLOYEES OF SELLER, ITS AFFILIATES OR THIRD PARTIES, AND DAMAGE TO THE PROPERTY OR ASSETS OF SELLER OR THIRD PARTIES, TO THE EXTENT CAUSED BY THE NEGLIGENCE, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT OF BUYER, ITS AFFILIATES, ITS CONTRACTORS, CONSULTANTS AND/OR REPRESENTATIVES. THE PARTIES HERETO AGREE THAT THE FOREGOING COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.
          Section 5.3 Third-Party Approvals. Buyer and Seller shall (and shall each cause their respective Affiliates to) use commercially reasonable efforts to obtain all consents and approvals of third parties that any of Buyer, Seller or their respective Affiliates are required to obtain in order to consummate the transactions contemplated hereby and maintain such consents in full force and effect once obtained.
          Section 5.4 Notice of Failure of Closing Conditions. Prior to the Closing, each of Buyer and Seller shall give the other party prompt written notice of any development that is reasonably likely to result in a failure of a condition to the Closing.
          Section 5.5 Confidentiality.
          (a) All information furnished to Buyer pursuant to Section 5.2 shall be subject to, and Buyer shall hold all such information in confidence in accordance with, the provisions of the Confidentiality Agreements.
          (b) From and after the Closing, Seller shall, and shall use all commercially reasonable efforts to cause its Representatives to, keep confidential all confidential information made available to Seller under Section 5.2 (“Confidential

Information”), and shall not directly or indirectly use any Confidential Information for any competitive or other commercial purpose in accordance with this Section 5.5. The obligation to keep Confidential Information confidential shall continue for two years from the later of (i) the Closing Date and (ii) the date on which the Confidential Information was disclosed to Seller. The foregoing obligations shall not apply to (A) any Confidential Information which (1) was then generally known to the public other than as a result of disclosure by Seller or its Representatives in violation of this Agreement or (2) was disclosed to Seller or its Representatives after the Closing Date by a third party not bound by an obligation of confidentiality, (B) disclosures made as required by Law or (C) disclosures made in connection with any Litigation or any other legal proceeding. In the absence of a protective order or the receipt of a waiver hereunder, if Seller is nonetheless, in the opinion of its independent outside legal counsel, compelled to disclose Confidential Information to any tribunal or governmental body or agency or else stand liable for contempt or suffer other censure or penalty, Seller may disclose such Confidential Information to such tribunal or governmental body or agency after prompt written notice of any such requested or required disclosure to Buyer so that, subject to the terms of the Supplemental Agreement, the Buyer may in its sole discretion seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 5.5. Seller shall use all commercially reasonable efforts to obtain reliable assurances that confidential treatment will be accorded to the Confidential Information so disclosed and will furnish only that portion of Confidential Information that Seller is advised by its independent outside legal counsel is required. It is further agreed that Seller shall not be liable for disclosure of Confidential Information hereunder to a tribunal or governmental body or agency compelling such disclosure unless such disclosure was in violation of this Agreement.
          Section 5.6 Further Assurances; Duty to Cooperate. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at any Party’s request and without further consideration, the other Party shall execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions and execute and deliver such other documents as such Party may reasonably request in order to consummate the transactions contemplated by this Agreement. Seller and Buyer agree to, and to cause their Affiliates and their respective Representatives to, reasonably cooperate with each other after the Closing Date in connection with the transactions contemplated by this Agreement.
          Section 5.7 Title Policies. Prior to the Closing, Seller shall cooperate with Buyer to obtain the Title Policies to be issued at Closing, including cooperating with the Title Company to issue the Title Policies pursuant to such Title Commitments set forth on Exhibit A (the “Title Commitments”), including the execution of any certificates and delivery of any documentation reasonably required by the Title Company to issue the Title Policies and any endorsements thereto. The cost of the Title Commitments and the Title Policies issued pursuant thereto shall all be borne at the sole cost and expense of Buyer.

          Section 5.8 Transfer Taxes. Each of Buyer and Seller shall pay, or cause to be paid one-half of the Transfer Taxes arising out of, in connection with, or attributable to the transactions contemplated by this Agreement. The Transfer Tax Payor shall (i) prepare and timely file the relevant Tax Returns required to be filed in respect of such Transfer Tax, (ii) pay the Transfer Tax shown on such Tax Return, (iii) notify the other Party in writing of the Transfer Tax shown on such Tax Return and how such Transfer Tax was calculated, and (iv) such other Party shall reimburse the Transfer Tax Payor for one-half of the amount of such Transfer Tax in immediately available funds within ten (10) Business Days of receipt of such notice.
          Section 5.9 Cooperation with Respect to Like-Kind Exchange. In the event that Seller notifies Buyer that Seller desires that the sale of the Real Property be accomplished in a manner enabling the sale of the Real Property to qualify as a like-kind exchange of property covered by Section 1031 of the Code, Buyer hereby agrees to cooperate with Seller and to take all actions necessary to effect such like-kind exchange, including any use of a “qualified intermediary”, an “exchange accommodation titleholder” or a “qualified exchange accommodation agreement” within the meaning of the Code and the Treasury Regulations thereunder, and related authority. Seller shall indemnify and hold harmless Buyer in connection with any cooperation or action taken by Buyer in connection with such like-kind exchange.
ARTICLE VI
CONDITIONS TO OBLIGATIONS
          Section 6.1 Conditions to the Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Buyer:
          (a) The representations and warranties of Seller set forth in this Agreement shall be true and correct in all respects, both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any materiality or Material Adverse Effect qualifiers contained therein) individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Seller.
          (b) Seller shall have performed or complied with in all material respects all of the covenants and agreements required by this Agreement to be performed or complied with by it at or before the Closing.
          (c) Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, executed on behalf of Seller by an authorized Representative thereof, certifying that the conditions specified in Sections 6.1(a) and 6.1(b) have been fulfilled.

          (d) Seller shall have delivered copies of any and all surveys of the Real Property in Seller’s possession, and the Title Company shall be irrevocably prepared to issue the Title Policies, subject only to Buyer’s payment of the premiums.
          (e) The Buyer Approvals and the Seller Approvals shall have been duly made, given or obtained and shall be in full force and effect.
          (f) No order issued by any court of competent jurisdiction preventing the consummation of the transactions contemplated by this Agreement shall be in effect, nor shall any material proceeding initiated by any Governmental Authority of competent jurisdiction having valid enforcement authority seeking such an order be pending, nor shall there be any action taken, or any Law enacted, entered or enforced that would prohibit the consummation of the transactions contemplated hereby that has not been subsequently overturned or otherwise made inapplicable to this Agreement.
          (g) The consummation of the transactions contemplated under the MS Hub MIPA shall occur simultaneously with the Closing.
          (h) Since July 31, 2007, there shall not have occurred any change, development, event, effect, condition or occurrence, either individually or in the aggregate, that is, or would reasonably be expected to be, materially adverse to the ownership or development of the Real Property or condition (financial or otherwise) of the Real Property taken as a whole; provided, however that (x) no change, development, event, effect, condition or occurrence that is disclosed in the Disclosure Schedule shall result in a failure of the condition set forth in this Section 6.1(h), and (y) any change, development, event, effect, condition or occurrence to the extent attributable to or resulting or arising from any of the following shall not result in a failure of the condition set forth in this Section 6.1(h): (i) any business, financial or economic change generally affecting the economic conditions in the industries or markets in which Seller operates, (ii) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack occurring prior to, on or after the date of this Agreement; provided that none of the conditions or events described in this clause (ii) results, individually or in the aggregate, in the destruction or loss of use of any material portion of the Real Property, (iii) proposed or adopted legislation or any other proposal or enactment by any Governmental Authority; provided that none of the changes, developments, events, effects, conditions or occurrences described in the foregoing clauses (i) through (iii) has a materially disproportionate effect on Seller with respect to the Real Property (relative to other owners of similar real property) or (iv) changes in Tax or accounting requirements or principles or the interpretation thereof (other than any such change that is targeted specifically and solely to Seller or any of its Affiliates with respect to the Real Property). Any determination as to whether any change, development, event, effect, condition or occurrence has resulted in a failure of the condition set forth in this Section 6.1(h) shall be made only after taking into account all benefits and costs of such change, development, event, effect, condition or occurrence.

          Section 6.2 Conditions to the Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Seller:
          (a) The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of another date, in which case as of such date).
          (b) Buyer shall have performed or complied with in all material respects all of the covenants and agreements required by this Agreement to be performed or complied with by it at or before the Closing.
          (c) Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, executed on behalf of Buyer by an authorized individual thereof, certifying that the conditions specified in Sections 6.2(a) and 6.2(b) have been fulfilled.
          (d) The Seller Approvals and the Buyer Approvals shall have been duly made, given or obtained and shall be in full force and effect.
          (e) No order issued by any court of competent jurisdiction preventing the consummation of the transactions contemplated by this Agreement shall be in effect, nor shall any material proceeding initiated by any Governmental Authority of competent jurisdiction having valid enforcement authority seeking such an order be pending, nor shall there be any action taken, or any Law enacted, entered or enforced that would prohibit the consummation of the transactions contemplated hereby that has not been subsequently overturned or otherwise made inapplicable to this Agreement.
          (f) The consummation of the transactions contemplated under the MS Hub MIPA shall occur simultaneously with the Closing.
ARTICLE VII
SURVIVAL; INDEMNIFICATION
          Section 7.1 Survival of Indemnification Rights.
          (a) Notwithstanding any right of Buyer to fully investigate the affairs of Seller, with respect to the Real Property, and notwithstanding any knowledge of facts determined or determinable by Buyer pursuant to such investigation or right of investigation, Buyer has the right to rely fully on the representations, warranties, covenants and agreements of Seller contained in this Agreement. All representations, warranties, covenants and agreements of the Parties set forth in this Agreement shall survive the execution and delivery of this Agreement and the Closing hereunder, and all such representations and warranties shall thereafter terminate and expire with respect to any theretofore unasserted claim eighteen (18) months following the Closing Date (and no claim for indemnification shall thereafter be made arising from any breaches of any such representations and warranties); provided, however, that (i) the representations and warranties set forth in Section 3.5 (Real Property) (other than Section 3.5(a)) and Section 3.9 (Taxes) shall survive until thirty (30) days after the expiration of the applicable statute of limitations period (after giving affect to any waivers and extensions thereof), (ii) the representations and warranties set forth in Sections 3.1 and 3.2 (Organization and Authority) and Section 3.5(a) (Real Property) shall survive indefinitely and (iii) the representations and warranties set forth in Section 3.8 (Environmental Matters) shall survive for a period of five (5) years after the Closing Date. All covenants and agreements respectively made by Seller and Buyer herein to be performed after the Closing Date shall survive the Closing and will remain in full force and effect thereafter until (a) in the case of any covenant or agreement that has a specified term or period, until the thirtieth (30th) day following the expiration of the term or period specified therein; and (b) in the case of any other covenant or agreement that does not have a specified term or period, until the thirtieth (30th) day following the fulfillment thereof.
          (b) No Party shall have any liability for indemnification claims made under this Article VII unless a Claim Notice is provided by the non-breaching Party to the other Party in respect of such indemnification claim prior to the expiration of the applicable survival period. If a Claim Notice has been timely given in accordance with this Agreement prior to the expiration of the applicable survival period, then the applicable indemnity right shall survive as to such claim, until such claim has been finally resolved.
          Section 7.2 Indemnification Obligations.
          (a) Subject to, and except as otherwise provided in this Article VII, from and after the Closing, Seller shall indemnify and hold harmless Buyer and each of its Affiliates and their respective Representatives (collectively, the “Buyer Indemnified Parties”) from and against all BRI-Marsh PSA Losses that the Buyer Indemnified Parties incur arising from or out of or related to:
     (i) any inaccuracy or breach of any representation or warranty of Seller in this Agreement or in any certificate delivered pursuant to this Agreement; or
     (ii) any breach of any covenant or agreement of Seller contained in this Agreement.
          (b) Subject to, and except as otherwise provided in this Article VII, from and after the Closing, Buyer shall indemnify and hold harmless Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnified Parties”) from and against all BRI-Marsh PSA Losses that the Seller Indemnified Parties incur arising from or out of or related to:

     (i) the Real Property relating to periods after the Closing Date to the extent such BRI-Marsh PSA Losses are not subject to the provisions of Section 7.2(a) hereto;
     (ii) any inaccuracy or breach of any representation or warranty of Buyer in this Agreement or in any certificate delivered pursuant to this Agreement; or
     (iii) any breach of any covenant or agreement of Buyer contained in this Agreement.
          (c) For the purposes of calculating the amount of any BRI-Marsh PSA Loss for which a Buyer Indemnified Party or Seller Indemnified Party, as applicable, claims indemnification under this Agreement, the amount of each BRI-Marsh PSA Loss shall be deemed to be an amount (1) net of any insurance proceeds and any indemnity, contribution or other similar payment received from any insurer or other third party with respect thereto, and (2) net of any available Tax Benefits actually realized by the Indemnified Party with respect to such BRI-Marsh PSA Loss. Buyer and/or Seller, as applicable, shall use their respective commercially reasonable efforts to collect indemnity, contribution or other payments from any of their respective insurers or other third party (including, with respect to Buyer, using its commercially reasonable efforts to collect insurance proceeds from the Title Company under the Title Policies prior to pursuing any claim against Seller in respect of any breach of Section 3.5). The costs and expenses (including reasonable fees and disbursements of counsel) reasonably incurred by the Indemnified Parties in pursuing any insurance proceeds or indemnity, contribution or other similar payment from any insurer or other third party shall constitute additional BRI-Marsh PSA Losses with respect to the matter for which indemnification may be sought hereunder, except to the extent such costs and expenses are paid or reimbursed by such insurer or other third party.
          (d) Subject to clause (c) above, the Parties shall have a duty to use commercially reasonable efforts to mitigate any BRI-Marsh PSA Loss arising out of or relating to this Agreement or the transactions contemplated hereby.
          Section 7.3 Indemnification Procedure. Claims for indemnification under this Agreement shall be asserted and resolved as follows:
          (a) Any Buyer Indemnified Party or Seller Indemnified Party claiming indemnification under this Agreement (an “Indemnified Party”) with respect to any claim asserted against the Indemnified Party by a third party (a “Third-Party Claim”) in respect of any matter that is subject to indemnification under Section 7.2 shall promptly (i) notify the other Party (the “Indemnifying Party”) of the Third-Party Claim and (ii) transmit to the Indemnifying Party or Parties a written notice (a “Claim Notice”) describing in reasonable detail the nature of the Third-Party Claim, a copy of all papers served with respect to such claim (if any), the Indemnified Party’s best estimate of the amount of BRI-Marsh PSA Losses attributable to the Third-Party Claim and the basis of the Indemnified Party’s request for indemnification under this Agreement. Failure to timely provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is materially prejudiced by such delay or omission, subject to Section 7.1(b).
          (b) The Indemnifying Party shall have the right to defend the Indemnified Party against such Third-Party Claim. If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume the defense of the Third-Party Claim (such election to be without prejudice to the right of the Indemnifying Party to dispute whether such claim is an indemnifiable BRI-Marsh PSA Loss under this Article VII), then the Indemnifying Party shall have the right to defend such Third-Party Claim with counsel selected by the Indemnifying Party (who shall be reasonably satisfactory to the Indemnified Party), by all appropriate proceedings, to a final conclusion or settlement (including any appeals) at the discretion of the Indemnifying Party in accordance with this Section 7.3(b). In such circumstances, the Indemnifying Party shall defend any such Third-Party Claim in good faith and have full control of such defense and proceedings, including any compromise or settlement thereof; provided that the Indemnifying Party shall not enter into any settlement agreement without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that such consent shall not be required if (i) the settlement agreement contains a complete and unconditional general release by the third party asserting the claim to all Indemnified Parties affected by the claim and (ii) the settlement agreement is for money damages and contains only customary settlement provisions, including confidentiality agreements, that do not restrict, in any material respect, the conduct of any business by the Indemnified Party or its Affiliates. Upon the request of the Indemnifying Party, the Indemnified Party shall, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party and its counsel in contesting any Third-Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the Person asserting the Third-Party Claim or any cross complaint against any Person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third-Party Claim controlled by the Indemnifying Party pursuant to this Section 7.3(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation.
          (c) If the Indemnifying Party shall (A) fail to notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 7.3(b) within fifteen (15) Business Days after receipt of any Claim Notice, or (B) after commencing or undertaking any such defense or settlement, fail to prosecute or withdraw from such defense or settlement, then the Indemnified Party shall have the right to defend, and be reimbursed for its reasonable cost and expense (but only if the Indemnified Party is actually entitled to indemnification hereunder) in regard to the Third-Party Claim with counsel selected by the Indemnified Party (who shall be reasonably satisfactory to the Indemnifying Party), by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnified Party. In such circumstances, the Indemnified Party shall defend any such Third-Party Claim in good faith and have full control of such defense and proceedings; provided that the Indemnified Party may not enter into any compromise or settlement of such Third-Party

Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 7.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.
          (d) Subject to the other provisions of this Article VII, a claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the Party from whom indemnification is sought, which notice shall set forth the basis of such claim in reasonable detail and be accompanied by evidence supporting the assertion of such claim.
          Section 7.4 Limitations on Liability of Seller. Notwithstanding anything to the contrary contained in this Agreement:
          (a) any single item or group of related items (other than relating to Taxes) that results in BRI-Marsh PSA Losses of any Buyer Indemnified Party in an aggregate amount less than Ten Thousand Dollars ($10,000) shall be deemed, for all purposes of this Article VII, not to be BRI-Marsh PSA Losses of such Buyer Indemnified Party recoverable against either Seller or any of its Affiliates under this Agreement; provided that, for the avoidance of doubt, in the event that any such single item or group of related items results in BRI-Marsh PSA Losses in an aggregate amount greater than or equal to Ten Thousand Dollars ($10,000), then the entire amount of such BRI-Marsh PSA Loss shall constitute a BRI-Marsh PSA Loss for purposes of this Article VII;
          (b) Seller shall not have any liability arising out of or relating to: Section 7.2(a)(i) for BRI-Marsh PSA Losses (other than in respect of any claim under Section 7.2(a)(i) for any inaccuracy or breach of the representations and warranties contained in Sections 3.5 (Real Property), 3.8 (Environmental Matters) and 3.9 (Taxes)) described in such Sections unless the aggregate amount of such BRI-Marsh PSA Losses exceeds One Hundred Thousand Dollars ($100,000) (the “Deductible”) and Seller shall have liability for such BRI-Marsh PSA Losses (subject to Section 7.4(c)) only to the extent the aggregate amount of such BRI Marsh PSA Losses exceeds the Deductible. For the avoidance of doubt, MS Hub MIPA Losses shall not be aggregated with BRI-Marsh PSA Losses for purposes of determining whether the Deductible has been reached;
          (c) in no event shall Seller’s aggregate liability for BRI-Marsh PSA Losses described in Section 7.2(a)(i) (other than in respect of any claim under Section 7.2(a)(i) for any inaccuracy or breach of the representations and warranties contained in Sections 3.1 and 3.2 (Organization and Authority), Section 3.5 (Real Property), Section 3.8 (Environmental Matters) and Section 3.9 (Taxes)), exceed an amount equal to (i) One Million Five Hundred Thousand Dollars ($1,500,000), minus (ii) the aggregate amount of BRI-Marsh PSA Losses paid by Seller under Section 7.2(a)(i) in respect of any claim for any inaccuracy or breach of the representations and warranties contained in Sections 3.1, 3.2, 3.5 or 3.8. For the avoidance of doubt, although payments made in respect to breaches of the representations and warranties set forth in Sections 3.1, 3.2, 3.5, 3.8, and

3.9 are not subject to the limitations set forth in this Section 7.4(c), such payments shall be taken into account in determining whether such limitations have been reached;
          (d) in no event shall Sellers’ aggregate liability for BRI-Marsh PSA Losses described in Section 7.2(a)(i) (solely in respect of any claim for any inaccuracy or breach of the representations and warranties contained in Section 3.8 (Environmental Matters)) exceed an amount equal to (i) Two Million Five Hundred Thousand Dollars ($2,500,000), minus (ii) the aggregate amount of BRI-Marsh PSA Losses paid by Sellers under Section 7.2(a)(i). For the avoidance of doubt, although payments made in respect to breaches of the representations and warranties set forth in Section 3.8 are not subject to the limitations set forth in this Section 7.4(d), such payments shall be taken into account in determining whether such limitations have been reached; and
          (e) in no event shall Seller’s aggregate liability for BRI-Marsh PSA Losses described in Section 7.2(a)(i) (solely in respect of any claim for any inaccuracy or breach of the representations and warranties contained in Sections 3.1 and 3.2 (Organization and Authority), Section 3.5 (Real Property) and Section 3.9 (Taxes)) exceed an amount equal to (i) the Purchase Price, minus (ii) the aggregate amount of BRI-Marsh PSA Losses paid by Sellers under Section 7.2(a)(i).
          Section 7.5 Purchase Price Adjustment. The Parties agree to treat all payments made pursuant to this Article VII as adjustments to the Purchase Price for Tax purposes, unless otherwise required by applicable Law or taxing authority interpretations thereof.
          Section 7.6 Calculation of BRI-Marsh PSA Losses. Following the determination that a breach of a representation, warranty, covenant or agreement has occurred, for purposes of computing any BRI-Marsh PSA Loss under this Article VII with respect to any representation, warranty, covenant or agreement that is qualified as to materiality by use of the terms “material”, “in all material respects,” “Material Adverse Effect” or words of substantially equivalent meaning, the amount of the BRI-Marsh PSA Loss shall be the entire BRI-Marsh PSA Loss arising by reason of the breach of such representation, warranty, covenant or agreement and not merely the amount of such BRI-Marsh PSA Loss in excess of the minimum amount that would result in such representation, warranty, covenant or agreement being breached.
          Section 7.7 Exclusive Remedy.
          (a) Subject to Section 9.6, any claim or cause of action (whether such claim sounds in tort, contract or otherwise and including statutory rights and remedies) based upon, relating to or arising out of this Agreement or the transactions contemplated hereby must be brought by any Party in accordance with the provisions and applicable limitations of this Article VII, which shall constitute the sole and exclusive remedy of all Parties, their Affiliates, successors and assigns for any such claim or cause of action. Notwithstanding the foregoing, Buyer shall retain the right to receive damages or other appropriate relief (including equitable relief) against Seller as a result of any actual fraud perpetrated by Seller against Buyer without regard to any restriction or limitation contained herein.
          (b) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT TO THE EXTENT ASSERTED BY OR AWARDED, PAID OR PAYABLE TO A THIRD PARTY, NO PARTY SHALL BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES OR LOST PROFITS WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT FROM ANY OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT.
          Section 7.8 Escrow Fund. The obligations of Seller under Section 7.2 shall be satisfied first from the monies held in escrow pursuant to the MS Hub MIPA Escrow Agreement. If the MS Hub MIPA Escrow Fund is inadequate to provide indemnification to Buyer as provided in Section 7.2, the obligations of Seller under Section 7.2 shall be satisfied by Seller, subject to the limitations set forth herein. The MS Hub MIPA Escrow Fund shall be held by the MS Hub MIPA Escrow Agent in accordance with the terms of this Agreement and the MS Hub MIPA Escrow Agreement, and the MS Hub MIPA Escrow Fund shall be (i) for the benefit of Seller and the sellers identified in the MS Hub MIPA and (ii) security for Seller’s obligations to Buyer pursuant to this Agreement and the sellers’ identified in the MS Hub MIPA obligations to Buyer pursuant to the MS Hub MIPA.
ARTICLE VIII
TERMINATION
          Section 8.1 Termination. At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned:
          (a) by the mutual consent of Buyer and Seller as evidenced in writing signed by each of Buyer and Seller;
          (b) by Buyer, if there has been a material breach by Seller of any representation, warranty or covenant contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Buyer at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Seller within fifteen (15) days after written notice thereof from Buyer;
          (c) by Seller, if there has been a material breach by Buyer of any representation, warranty or covenant contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Seller at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Buyer within fifteen (15) days after written notice thereof from Seller;

          (d) by either Buyer or Seller:
     (i) if any Governmental Authority having competent jurisdiction has issued a final, non-appealable order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;
     (ii) if the Closing has not occurred (other than through the failure of any Party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before November 29, 2007 or such later date as the Parties may agree upon in writing (the “End Date”); provided, that if, as of the End Date, all conditions set forth in Section 6.1 and Section 6.2 shall have been satisfied or waived (other than those that are to be satisfied by action taken at the Closing) other than the conditions set forth in Sections 6.1(g) and Section 6.2(f), then the End Date shall automatically be extended without further action by the Parties until December 28, 2007; or
     (iii) if the MS Hub MIPA is terminated pursuant to Article IX of the MS Hub MIPA.
          Section 8.2 Effect of Termination. In the event of termination and abandonment of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party hereto; provided, that nothing herein shall relieve Seller from any liability or obligation with respect to any willful breach of this Agreement. The provisions of Sections 5.2(b), 5.5, Article IX, 10.1, 10.4, 10.8 and 10.10 shall survive any termination of this Agreement.
ARTICLE IX
DISPUTES
          Section 9.1 Dispute Resolution. Except as otherwise provided in this Agreement, subject to the provisions of Section 9.6 any dispute arising out of or relating to this Agreement, including claims for indemnification pursuant to Article VII, shall be resolved in accordance with the procedures specified in this Article IX, which shall be sole and exclusive procedures for the resolution of any such disputes.
          Section 9.2 Negotiation between Executives. The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between Theo B. Bean, Jr. and senior executives of Buyer. Any Party may give the other Party written notice of any dispute not resolved in the normal course of business. Within fifteen (15) days after delivery of the notice, the receiving Party shall submit to the other a written response. The notice and response shall include (a) a statement of each Party’s position, and (b) the name and title of the executive who will represent the Party during negotiations. If the matter has not been resolved by these Persons within fifteen (15) days of the disputing Party’s notice, or if the Parties fail to meet within fifteen (15) days, either Party may initiate mediation as provided hereinafter. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and State Rules of Evidence.
          Section 9.3 Mediation. If the dispute has not been resolved by negotiation as provided herein, the Parties shall endeavor to settle the dispute by mediation under the then current CPR Institute for Dispute Resolution (“CPR”) Model procedure for Mediation of Business Disputes. The neutral third party will be selected from the CPR Panels of Neutrals, with the assistance of CPR, unless the Parties agree otherwise.
          Section 9.4 Arbitration.
          (a) Subject to Section 9.6, if any dispute has not been resolved by non-binding means as provided herein within ninety (90) days of the initiation of such procedure, the Parties agree that such dispute shall be submitted for binding arbitration to the Houston, Texas office of the American Arbitration Association on demand of any Party. Such arbitration proceeding will be conducted in Houston, Texas and shall be heard by three (3) arbitrators in accordance with the then current commercial arbitration rules of the American Arbitration Association. All matters relating to arbitration shall be governed by the Federal Arbitration Act (9 U.S.C. §§ 1 et seq.) and not by any state arbitration Law.
          (b) THE ARBITRATORS SHALL HAVE THE RIGHT TO AWARD OR INCLUDE IN HIS OR HER AWARD ANY RELIEF WHICH HE OR SHE DEEMS PROPER IN THE CIRCUMSTANCE, INCLUDING MONEY DAMAGES (WITH INTEREST ON UNPAID AMOUNTS FROM THE DATE DUE), SPECIFIC PERFORMANCE, INJUNCTIVE RELIEF AND ATTORNEYS’ FEES AND COSTS; PROVIDED, THAT, THE ARBITRATORS SHALL NOT HAVE THE RIGHT TO AWARD SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES OR LOST PROFITS; PROVIDED, FURTHER, THE ARBIRTRATORS SHALL HAVE THE RIGHT TO AFFIRM AN EXISTING AWARD FOR ANY SUCH DAMAGES PAID OR PAYABLE TO A THIRD PARTY. THE AWARD AND THE DECISION OF THE ARBITRATORS SHALL BE CONCLUSIVE AND BINDING UPON ALL PARTIES HERETO, AND JUDGMENT UPON THE AWARD MAY BE ENTERED IN ANY COURT OF COMPETENT JURISDICTION.
          (c) THE PARTIES AGREE TO BE BOUND BY THE PROVISIONS OF ANY LIMITATION ON THE PERIOD OF TIME IN WHICH CLAIMS MUST BE BROUGHT UNDER APPLICABLE LAW OR THIS AGREEMENT, WHICHEVER EXPIRES EARLIER. THE PARTIES FURTHER AGREE THAT, IN CONNECTION WITH ANY SUCH ARBITRATION PROCEEDING, EACH PARTY MUST SUBMIT OR FILE ANY CLAIM WHICH WOULD CONSTITUTE A COMPULSORY COUNTERCLAIM (AS DEFINED BY RULE 13 OF THE FEDERAL RULES OF CIVIL PROCEDURE) WITHIN THE SAME PROCEEDING AS THE CLAIM TO

WHICH IT RELATES. ANY SUCH CLAIM WHICH IS NOT SUBMITTED OR FILED AS DESCRIBED ABOVE WILL BE FOREVER BARRED.
          (d) THE PARTIES AGREE THAT ARBITRATION SHALL BE CONDUCTED ON AN INDIVIDUAL, AND NOT A CLASS-WIDE, BASIS, AND THAT AN ARBITRATION PROCEEDING BETWEEN ANY PARTY’S SUBSIDIARIES, SHAREHOLDERS, MEMBERS, OFFICERS, DIRECTORS, AGENTS OR EMPLOYEES AND ANY OTHER PARTY (OR ITS SUBSIDIARIES, SHAREHOLDERS, MEMBERS, OFFICERS, DIRECTORS, AGENTS OR EMPLOYEES) MAY NOT BE CONSOLIDATED WITH ANY OTHER ARBITRATION PROCEEDING BETWEEN ANY OF THE PARTIES AND ANY THIRD PARTY.
          Section 9.5 Applicable Law. Except as provided in Section 9.4(a) with respect to arbitration matters, this Agreement shall be governed by and construed under the Laws of the State of New York (without regard to the conflict of law principles thereof).
          Section 9.6 Provisional Remedies. The procedures specified in this Article IX shall be the sole and exclusive procedures for the resolution of disputes between the Parties arising out of or relating to this Agreement; provided, however, that notwithstanding anything to the contrary contained in this Agreement, either Party, without prejudice to the above procedures, may file a complaint (for statute of limitations or venue reasons) or to seek preliminary injunction or other provisional judicial relief, without requirement of bond or the showing of irreparable injury or adequacy of damages, if in its sole judgment such action is necessary to avoid irreparable damage or to preserve the status quo; provided further, however, that despite any such action, the Parties shall continue to participate in good faith in the procedures specified in this Article IX. Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Section 9.6 or for recognition and enforcement of any judgment in respect hereof shall be brought and determined in the United States District Court for the Southern District of Texas or if such legal action or proceeding may not be brought in such court for jurisdictional reasons, in the state courts of the State of Texas in Harris County, Texas. Each of the Parties hereby (a) irrevocably submits with regard to any such action or proceeding to the jurisdiction of the aforesaid courts, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court or it shall not bring any motion that such action is brought in an inconvenient forum and (c) agrees that it shall not bring any such action in any court other than any Texas state or federal court sitting in Houston, Texas. Each of the Parties waives trial by jury in any action to which they are parties involving, directly or indirectly, any matter in any way arising out of, related to or connected with this Section 9.6.
          Section 9.7 Tolling Statute of Limitations. All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in this Article are pending. The Parties will take such action, if any required to effectuate such tolling.

          Section 9.8 Performance to Continue. Each party is required to continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement.
ARTICLE X
MISCELLANEOUS
          Section 10.1 Notices. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) or one (1) Business Day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below:
(a)	If to Seller, to:
BRI-Marsh, L.L.C.
c/o Theo B. Bean, Jr.
1000 E. St. Mary Blvd.
Lafayette, LA 70503
Attention: Theo B. Bean, Jr.
Facsimile: 337-234-2330
E-mail: tbean@beanresources.com
with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
1000 Louisiana, Suite 6800
Houston, TX 77002
Attention: Frank Bayouth
Facsimile: 713-655-5200
E-mail: fbayouth@skadden.com
with additional copy to:
Onebane Law Firm
1200 Carmella Blvd., Suite 300
Lafayette, LA 70508
Attention: Steven C. Lanza
Facsimile: 337-266-1232
E-mail: lanza@onebane.com
(b)	If to Buyer, to:
Mississippi Hub Acquisition Company, LLC
c/o EnergySouth Midstream, Inc.

16945 Northchase Drive, Suite 1910
Houston, TX 77060
Attention: Benjamin Reese
Facsimile: 281-423-2799
E-mail: breese@esmidstream.com
and
c/o Drawbridge Special Opportunities Advisors LLC
1345 Avenue of the Americas
New York, NY 10105
Attention: General Counsel
Facsimile: 212-798-6099
with a copies to:
EnergySouth, Inc.
P.O. Box 2607
Mobile, Alabama 36652
Attention: General Counsel
Facsimile: 251-478-5817
and
Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, NY 10019
Attention:   James F. Bowe, Jr., Esq.
Chang-Do Gong, Esq.
Facsimile: 212-259-6333
E-mail:   jbowe@dl.com
               cgong@dl.com
and
Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022
Attention: Robert N. Freedman, Esq.
Facsimile: 212-848-4340
E-mail: robert.freedman@shearman.com
or to such other address or addresses as the Parties may from time to time designate as to itself by like notice. Except as provided in Section 7.1, the failure of any Party to make a timely delivery of notice or any other delivery provided for in this Agreement shall not relieve the receiving Party from any of its obligations hereunder except to the extent that the receiving Party is actually harmed thereby.

          Section 10.2 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Party; provided, however that Buyer may assign any and all of its rights and interests hereunder to financing parties in connection with a debt financing, or to one or more of its Affiliates (it being understood that no such assignment shall relieve Buyer of its obligations hereunder). Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.
          Section 10.3 Rights of Third Parties. Except for the provisions of Section 7.2, which are intended to be enforceable by the Persons respectively referred to therein, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.
          Section 10.4 Expenses. Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated hereby whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.
          Section 10.5 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile copies hereof or signature hereon shall, for all purposes, be deemed originals.
          Section 10.6 Entire Agreement. This Agreement (together with the Disclosure Schedule and exhibits to this Agreement) constitutes the entire agreement among the Parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between Buyer, on the one hand, and either Seller or its Affiliates, on the other hand, except as expressly set forth in this Agreement.
          Section 10.7 Disclosure Schedule. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedule shall have the respective meanings assigned in this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedule shall not be deemed to be an admission or acknowledgment by either Seller, in and of itself, that such information is material to or outside the ordinary course of the business of Seller or is required to be disclosed on the Disclosure Schedule. Each numbered Schedule in the Disclosure Schedules qualifies only the correspondingly numbered representation, warranty or covenant to the extent specified therein and such other representations, warranties or covenants to the extent a matter in such numbered Schedule is disclosed in such a way as to make its relevance to such other representation, warranty or covenant reasonably apparent.
          Section 10.8 Amendments, Supplements, Etc. This Agreement may be amended or supplemented at any time by additional written agreements executed by both Buyer and Seller as may mutually be determined by the Parties to be necessary, desirable or expedient to further the purpose of this Agreement or to clarify the intention of the Parties.
          Section 10.9 Publicity. On the date of this Agreement Seller and Buyer shall prepare a press release in respect of the transactions contemplated by this Agreement for public dissemination on or after the date of this Agreement and Seller and Buyer shall mutually agree on each such press release prior to public dissemination. Except as otherwise required by Law or the rules and regulations of any national securities exchange, no Party shall issue any press release or otherwise make any public statement with respect to the transactions contemplated by this Agreement without prior consultation with and consent of the other Party.
          Section 10.10 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations under this Agreement of Seller on the one hand and Buyer on the other hand will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each Party as of the date first above written.

BRI-MARSH, LLC
By:	/s/ Theo B. Bean, Jr.
Name:
Title:

MISSISSIPPI HUB ACQUISITION COMPANY, LLC
By:	/s/ Benjamin Reese
	Name:	Benjamin Reese
	Title:	Authorized Agent